Exhibit 10.4

LONG TERM PERFORMANCE SHARE AWARD AGREEMENT
PURSUANT TO THE
COMTECH TELECOMMUNICATIONS CORP.
2000 STOCK INCENTIVE PLAN

THIS LONG TERM PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), is made effective as of September 12, 2022 (the “Grant Date”), by and between Comtech Telecommunications Corp. (the “Company”) and Ken Peterman (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted, and the stockholders of the Company approved, the Comtech Telecommunications Corp. 2000 Stock Incentive Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 3.3 of the Plan, the Committee appointed by the Company’s Board of Directors to administer the Plan (the “Committee”) has adopted the Guidelines for Deferrable Long Term Performance Shares Granted under the Plan, as amended and in effect at the date hereof (the “Guidelines”);

WHEREAS, the Company, through the Committee under the Plan, wishes to grant to the Participant a Performance Share Award under Article IX of the Plan that, following the achievement of the specified levels of performance, as set forth in Section 2 hereof (the “Performance Goals”) may provide for the issuance of a number of shares of the Company’s Common Stock corresponding to the level of achievement of the Performance Goals;

WHEREAS, the Performance Goals are intended to constitute “Performance Goals,” as set forth under the Plan; and

WHEREAS, such shares of Common Stock, when issued to the Participant, shall be subject to the terms of this Agreement.

NOW, THEREFORE, the Company and the Participant agree as follows

1.               Grant of Performance Share Award. Subject to the restrictions, terms and conditions of the Plan, the Guidelines and this Agreement, on the Grant Date the Company awarded and granted to the Participant an award (the “Performance Share Award”) under Article IX of the Plan of 200,000 Performance Shares, the vesting of which would entitle the Participant to receive for each Performance Share vested, in accordance with Section 2, one share of Common Stock (the “Earned Share”). The Performance Shares granted under the Performance Share Award are Deferrable Performance Shares under the Guidelines, and the distribution of the Earned Share in accordance with the terms and conditions of this Agreement may be deferred by the Participant in accordance with Section 4.2 of the Guidelines. If the Participant desires to defer the distribution of the Earned Share, the Participant must complete an election form prescribed by the Committee and deliver it to the Company no later than six months before the end of the Performance Period (as defined in Section 2) or, if earlier, the date the number of Performance Shares to be vested has become readily ascertainable within the meaning of Treasury Regulation Section 1.409A-2(a)(8).

2.               Vesting.

2.1.          Performance Period. The Performance Shares will vest based on the extent to which the performance targets outlined in Section 2.3 are satisfied on or before the third anniversary of the Grant Date (such three year period, the “Performance Period”), subject to the Participant’s continued service through the last date of the Performance Period (the “Vesting Eligibility Date”).

2.2.          Forfeiture. Notwithstanding anything in the Plan to the contrary (including Section 14.1(b) thereof) (i) upon the Participant’s Termination of Employment (determined after application of Sections 2.4 and 2.5) prior to the end of the Performance Period, 100% of the Performance Shares (including any Dividend Equivalents credited thereupon) shall be immediately forfeited and (ii) any Performance Shares that do not vest (determined after application of Sections 2.4 and 2.5) prior to the Vesting Eligibility Date shall be immediately forfeited on the Vesting Eligibility Date.

2.3.          Vesting. Provided that the Participant has not incurred a Termination of Employment prior to the Vesting Eligibility Date, the Performance Shares shall be eligible to vest on the Vesting Eligibility Date based on the following terms: (i) 50,000 of the Performance Shares will vest if the 60-day VWAP (as defined below) at any time prior to the Vesting Eligibility Date is at or above $30.00, (ii) 50,000 of the Performance Shares will vest if the 60-day VWAP at any time prior to the Vesting Eligibility Date is at or above $40.00, (iii) 50,000 of the Performance Shares will vest if the 60-day VWAP at any time prior to the Vesting Eligibility Date is at or above $50.00, and (iv) 50,000 of the Performance Shares will vest if and when the 60-day VWAP at any time prior to the Vesting Eligibility Date is at or above $60.00. For purposes of this Agreement, “60-day VWAP” shall mean the volume-weighted average price per share of Common Stock over 60 consecutive trading days assuming any dividends are reinvested as of the ex-dividend date.

2.4.          Change in Control. Notwithstanding anything in this Section 2 to the contrary, upon a Change in Control during the Performance Period, subject to Participant’s continued service through the effective date of such Change in Control, the effective date of such Change in Control shall be deemed the Vesting Eligibility Date for purposes of Section 2.3 hereof and the applicable number of Performance Shares shall vest in accordance with Section 2.3 hereof to the extent that the price per share of Common Stock achieved in connection with the Change in Control equals or exceeds the 60-day VWAP targets set forth in Section 2.3 hereof; provided, that, if the price per share of Common Stock achieved in the Change in Control is a dollar amount that is between two 60-day VWAP targets set forth in Section 2.3 hereof, an additional number of Performance Shares shall vest determined using linear interpolation (rounded down to the nearest whole share) between such two 60-day VWAP targets.

2.5.          Death or Disability. Notwithstanding anything in this Section 2 to the contrary, if the Participant incurs a Termination of Employment due to Participant’s death or Disability, the effective date of such Termination of Employment shall be deemed the Vesting Eligibility Date for purposes of Section 2.3 hereof and the applicable number of Performance Shares shall vest in accordance with Section 2.3 hereof as of the date of Participant’s death or Disability.

3.               Distribution. Subject to the terms of this Agreement and the Plan, Participant shall receive one Earned Share with respect to each vested Performance Share subject to this Agreement within thirty (30) days following the last date of the Performance Period; provided, that, in the event the Participant has made a valid deferral election in accordance with Section 4.2 of the Guidelines the Earned Shares shall be distributed to the Participant in accordance with such deferral election and the Guidelines (a “Deferral Election”).

4.               Dividend Equivalents. In the event that the Company declares and pays ordinary cash dividends on its outstanding Common Stock the record date for which is on or after the Grant Date and on or before the date of distribution of Earned Shares (including during any period of deferral at the election of the Participant), the Participant shall be credited, as of the dividend payment date, for each Performance Share that may potentially vest under this Agreement, a cash amount equivalent to the cash amount paid at that date on one share of Common Stock, under Section 9.2(d) of the Plan. Such credited cash amount of dividend equivalents shall be earned and vested if and only if the related Performance Share becomes vested (i.e., it is forfeitable to the same extent as the related Performance Share). No interest will be credited on accrued dividend equivalents. Dividend equivalents will be distributable at such time as the Earned Shares resulting from the earning and vesting of Performance Shares to which the dividend equivalents relate are distributed; provided, however, that the Company may withhold cash dividend equivalents to satisfy then applicable tax withholding obligations relating to Earned Shares (to minimize the number of Earned Shares being withheld to satisfy tax obligations) under Section 11.

5.               Detrimental Activity. In the event the Participant engages in Detrimental Activity prior to, or during the one year period following the earlier of the Participant’s Termination of Employment or the end of the Performance Period, the Committee may direct (at any time within one year thereafter) that all Performance Shares shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the gain realized at the time of vesting and distribution of any Earned Shares.

6.               Restrictions on Transfer. The Participant shall not sell, negotiate, transfer, pledge, hypothecate, assign, encumber, anticipate or otherwise dispose of the Performance Share Award or Performance Shares, and such Performance Share Award and Performance Shares shall not be subject to attachment or garnishment by creditors of Participant or Participant’s beneficiaries (if any), except as specifically permitted by the Plan and this Agreement, and only to the extent permitted under Code Section 409A. Any attempted Transfer in violation of this Agreement and the Plan shall be void and of no effect.

7.               Issuance Restrictions. The Company is not obligated to issue any securities if, in the opinion of counsel for the Company, the issuance of such Common Stock shall constitute a violation by the Participant or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

8.               Securities Representations. The shares of Common Stock will be issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

8.1.          The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this section;

8.2.          The Common Stock must be held indefinitely by the Participant unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Common Stock or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Common Stock and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of the Common Stock (or to file a “re-offer prospectus”);

8.3.          The exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Common Stock may be made only in limited amounts in accordance with such terms and conditions.

9.               Not an Employment Agreement. Neither the execution of this Agreement nor the issuance of the Performance Share Award or the Common Stock hereunder constitute an agreement by the Company to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any shares of Common Stock are outstanding.

10.            Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of Common Stock and property provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

11.            Withholding. The Participant acknowledges that the Participant is solely responsible for all applicable foreign, federal, state, and local taxes with respect to the Performance Share Award and the payments thereunder; provided, however, that at any time the Company is required or permitted to withhold any such taxes (including, without limitation, any employment taxes), the Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required or permitted to withhold at any time, including, if then permitted by the Company, by electing to reduce the number of shares of Common Stock otherwise then deliverable to the Participant under this Agreement. Unless the Participant has informed the Company of the Participant’s intent to make alternate arrangements to satisfy the Participant’s withholding obligations satisfactory to the Company within either sixty (60) days in advance of the applicable tax date or at a time when the participant is not otherwise precluded from trading Common Stock under the Company’s insider trading policies (unless otherwise determined by the Company) and relevant amounts are actually paid, the Company or one of its Affiliates shall have the automatic right to withhold such taxes from any amounts payable to the Participant (including salary, wages and other compensation), including, but not limited to, the right to withhold shares of Common Stock otherwise deliverable to the Participant under this Agreement. The Company will withhold taxes (e.g., federal, state and local taxes, including payroll taxes) in an amount at least equal to the statutory minimum taxes required to be withheld; provided, however, at the Participant’s advance election the participant may request the Company withhold additional amounts up to the Participant’s maximum individual tax rate in each relevant jurisdiction applicable to the Participant at such time of withholding, so long as the withholdings do not result in this Performance Share Award being classified as a liability-based award in accordance with applicable accounting standards.

12.            Miscellaneous.

12.1.       This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement other than with respect to shares of Common Stock Transferred in compliance with the terms hereof.

12.2.       This award of the Performance Share Award and the issuance of Common Stock thereunder shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. Performance Shares shall be subject to adjustment in accordance with Section 4.2(b) of the Plan, including during any period in which payment of the Award is deferred at the election of Participant. For clarity, ordinary dividends on Common Stock will not trigger adjustments to Performance Shares, and any adjustments to Performance Shares shall take into account dividend equivalents credited thereon under Section 4.

12.3.       The Participant agrees that the award of the Performance Share Award under this Agreement and the issuance of Common Stock thereunder is special incentive compensation and that the Performance Share Award (even if treated as compensation for tax purposes) will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

12.4.       No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

12.5.       The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

12.6.       The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

12.7.       All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the Compensation Committee of the Board.

12.8.       This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.

12.9.       The right to receive each payment of Earned Shares shall be treated as a separate award for purposes of Section 409A of the Code.

13.            Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Performance Share Award unless and until the Participant has become the holder of record of the shares of Common Stock.

14.            Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, unless this Agreement expressly provides otherwise, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

15.            Agreement and Grant Not Effective Unless Accepted. By selecting the “Accept” button below you agree (i) to enter into this Agreement electronically and (ii) to the terms and conditions of the Agreement. Until you select the “Accept” button below, this Performance Share Award shall not be effective. If you do not select the “Accept” button within 14 days from the date the Agreement is made available to you electronically this Performance Share Award shall be null and void.

Address	COMTECH TELECOMMUNICATIONS CORP.

Employee Number

Grant Name